EXHIBIT 6.3

EXPENSE REIMBURSEMENT AGREEMENT WITH
STARTENGINE CROWDFUNDING, INC.

DLA Piper Draft 3/9/16

EXPENSE REIMBURSEMENT AGREEMENT

This Expense Reimbursement Agreement (this "***Agreement***") is entered into as of [March 11], 2016 by and between XREAL, LLC (the "***Company***") on the one hand and STARTENGINE CROWDFUNDING, INC. ("***StartEngine***") on the other hand. Each foregoing entity is sometimes referred to as a "***Party***" and collectively as the "***Parties***."

WHEREAS, at the request of Company, StartEngine has, from time to time, engaged in certain activities and services related to Company's corporate finance activities;

WHEREAS, Company has agreed to reimburse StartEngine for expenses incurred and funds advanced by StartEngine on Company's behalf in connection therewith; and

WHEREAS, StartEngine has advanced certain funds for the payment of expenses on behalf of Company, as more fully set forth on the schedule of expenses attached hereto as Exhibit A and constituting a part hereof (the "***Schedule of Expenses***").

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Expense Reimbursement. Company shall reimburse StartEngine for all expenses incurred and funds advanced on behalf of Company, as more fully set forth on the Schedule of Expenses attached hereto as Exhibit A. StartEngine shall submit to Company invoice(s) for expenses incurred and funds advanced, which invoice(s) shall be paid by Company within 30 days of each such submission.

2. Further Actions. The Parties hereby agree to take such further actions and execute such additional documents that are necessary or appropriate to carry out the purposes of this Agreement.

3. Entire Agreement. This Agreement represents and contains the entire agreement and understanding among the Parties with respect to the subject matter of this Agreement, and supersedes any and all prior oral and written agreements and understandings.

4. Waiver; Amendment; Modification. This Agreement may not be waived, amended or modified without the prior mutual written consent of the Parties. Acceptance of partial or delinquent payment from Company, or the failure or partial failure or delay of StartEngine to exercise any right hereunder shall not constitute a waiver or partial waiver

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of any obligation of Company or any right of StartEngine under this Agreement, and shall not affect in any way the right to require full performance at any time thereafter.

5. Enforcement Costs. Company shall pay all costs and expenses, including, without limitation, reasonable attorneys' fees and expenses StartEngine expends or incurs in connection with the enforcement of this Agreement, the collection of any sums due hereunder or any actions for declaratory relief in any way related to this Agreement.

6. Successors and Assigns. Company may not assign its rights, subcontract or otherwise delegate its obligations under this Agreement without StartEngine's prior written consent. StartEngine may assigns its rights, subcontract or otherwise delegate its obligations under this Agreement without Company's consent.

7. Severability. If any provision of this Agreement is held by a court of law to be illegal, invalid or unenforceable, (i) that provision shall be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and (ii) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

8. Governing Law. This Agreement shall be governed in all respects by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. Each of the Parties irrevocably consents to the exclusive personal jurisdiction of the federal and state courts located in California, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in California, such personal jurisdiction shall be nonexclusive.

9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by fax shall be sufficient to bind the parties to the terms of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above.

XREAL, LLC

By:	/s/ Jordan Maron
Name:	Jordan Maron
Title:	[Creative Director]

STARTENGINE CROWDFUNDING, INC.

By:	/s/ Ron Miller
Name:	Ron Miller
Title:	CEO